EXHIBIT 99.1
Spirit Airlines Reports February 2015 Traffic

MIRAMAR, Fla., (March 9, 2015) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for February 2015.

Traffic (revenue passenger miles) in February 2015 increased 21.3 percent versus February 2014 on a capacity (available seat miles) increase of 24.2 percent. Load factor for February 2015 was 84.2 percent, a decrease of 2.0 percentage points compared to February 2014. Spirit's preliminary completion factor for February 2015 was 97.0 percent.
The following table summarizes Spirit's traffic results for the month and year-to-date ended February 28, 2015 and 2014.

	February 2015	February 2014	Change
Revenue passenger miles (RPMs) (000)	1,225,307	1,010,372	21.3%
Available seat miles (ASMs) (000)	1,455,974	1,172,577	24.2%
Load factor	84.2%	86.2%	(2.0) pts
Passenger flight segments	1,210,389	999,861	21.1%
Average stage length (miles)	991	1,001	(1.0)%
Total departures	8,940	7,279	22.8%

	YTD 2015	YTD 2014	Change
Revenue passenger miles (RPMs) (000)	2,544,261	2,107,297	20.7%
Available seat miles (ASMs) (000)	3,057,202	2,455,921	24.5%
Load factor	83.2%	85.8%	(2.6) pts
Passenger flight segments	2,508,358	2,079,583	20.6%
Average stage length (miles)	993	1,004	(1.1)%
Total departures	18,752	15,257	22.9%

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our modern and fuel-efficient all-Airbus fleet, we operate more than 325 daily flights to 57 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

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